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Exhibit 21

Nabors Industries Ltd. and Subsidiaries

Significant Subsidiaries

Subsidiary
Nabors Drilling International Limited
Nabors Drilling International II Limited
Nabors International Management Limited
Nabors Red Lion Limited
Nabors Blue Shield Ltd.
Nabors Global Holdings II Ltd.
Nabors Global Holdings Limited
Nabors International Finance Inc.
Nabors Industries, Inc.
Nabors Diamond Holdings, Inc.
Nabors Drilling USA, LP
Nabors Lux Finance 1 S.a.r.l.
Nabors Lux Finance 2 S.a.r.l.
Nabors Holdings Ltd.
Nabors Completion & Production Services Co.

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  Exhibit 21